 NEWS RELEASE

FOR IMMEDIATE RELEASE

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	Patti D. Hill
Chief Financial Officer	BlabberMouth Public Relations
Nano-Proprietary, Inc.	512.528.0201
248.391.0612	patti@blabbermouthPR.com
dbaker@ameritech.net

NANO-PROPRIETARY SIGNS DEVELOPMENT, PURCHASE AND LICENSE AGREEMENT FOR
HYDROGEN SENSOR PRODUCTS

July 6, 2004 –AUSTIN, TX– Austin, Texas-based Nano-Proprietary (OTC BB: NNPP), through its subsidiary, Applied Nanotech, Inc. (ANI), today announced that it has entered into an exclusive development, purchase, and license agreement related to its hydrogen sensor products with an international company that specializes in the design, measurement, analysis, and development of electrical measuring equipment.. The agreement is exclusive for the measurement of hydrogen in power transformers, tap changers, and breakers.

The agreement calls for ANI to provide pre-production design, development, and engineering work, as well as to sell hydrogen sensors to be used in the final product. The purchaser will pay a royalty equal to 10% of the sales of the products containing the hydrogen sensors. To maintain exclusivity, the agreement calls for minimum royalties of $55,100 annually beginning October 1, 2004 and increasing to $1,000,000 annually by the beginning of the fourth year. The agreement allows the purchaser to avoid the minimum royalty payment by terminating the exclusivity portion of the agreement prior to the start of each year beginning October 1, 2004.

“Although this is only one of the many applications for our various sensor technologies, we are obviously excited to have our proprietary hydrogen sensor technology chosen for the power transformer market,” said Marc Eller, CEO of Nano-Proprietary. “Given the direct correlation between hydrogen levels and the lifetime of a transformer, as the power grid systems around the world continue to age, it has become increasingly important to predict the lifetime and performance of the power transformers to avoid lengthy down time and power outages.”

The Company will discuss this and other developments in its conference call scheduled for Thursday, July 8, 2004 at 4:30 p.m. Eastern. Investors can access the call by dialing (785) 832 – 1508 with the conference ID: NNPP, or listen to a webcast at http://www.firstcallevents.com/service/ajwz407934197gf12.html.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Nano-Proprietary’s annual report on Form 10-KSB for the fiscal year ended December 31, 2003, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s web site listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

ABOUT NANO-PROPRIETARY, INC.

Nano-Proprietary, Inc. is a holding company consisting of two wholly-owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes. Electronic Billboard Technology, Inc. (EBT) possesses technology related to electronic digitized sign technology. Nano-Proprietary’s website is www.nano-proprietary.com.

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